UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
June 7, 2007

IRIDEX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-27598	77-0210467
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1212 Terra Bella Avenue
Mountain View, California 94043
(Address of principal executive offices, including zip code)
(650) 940-4700
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
     On June 7, 2007, the Board of Directors of IRIDEX Corporation (“Company”) approved an amendment to the IRIDEX Corporation 1998 Stock Plan (the “Plan”) whereby the number of shares reserved for issuance under the Plan shall be increased by 100,000 shares, from 2,050,000 shares to 2,150,000 shares, rather than by 150,000 shares to 2,200,000 shares. The Board of Directors further approved an amendment to Section 3(b) of the Plan such that any shares of the Company’s Common Stock that are subject to awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units with a per share or unit purchase price lower than 100% of Fair Market Value on the date of grant will be counted against the numerical limits of Section 3 of the Plan as two (2) shares for every one share subject thereto, rather than counting such shares as one and one half (1 1/2) shares, as currently provided under the Plan. This amendment to the Plan will be submitted to the Company’s stockholders for approval at the adjournment of the Company’s annual meeting of stockholders to be held on June 19, 2007, in lieu of the previously proposed amendment contained in Proposal Two of the Company’s proxy statement for its 2007 annual meeting of stockholders distributed on or about April 27, 2007.
     This summary of the terms of the Plan is not intended to be complete and is qualified in its entirety by the Plan, to be filed subsequently.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRIDEX CORPORATION
By:	/s/ Meryl Rains
Meryl Rains
Vice President and Chief Financial Officer

Date: June 12, 2007